Exhibit 99.1

May 20, 2026
For 6:00 a.m. ET Release

LOWE’S REPORTS FIRST QUARTER 2026 SALES AND EARNINGS RESULTS
— Diluted EPS of $2.90; Adjusted Diluted EPS1 of $3.03 —
— Comparable Sales increased 0.6% —
— Affirms Full Year 2026 Outlook —

MOORESVILLE, N.C., May 20, 2026 – Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $1.6 billion and diluted earnings per share (EPS) of $2.90 for the quarter ended May 1, 2026, compared to diluted EPS of $2.92 in the first quarter of 2025. During the first quarter, the company recognized $96 million in pre-tax expenses associated with the acquisitions of Foundation Building Materials (FBM) and Artisan Design Group (ADG). Excluding these expenses, first quarter 2026 adjusted diluted EPS1 increased 3.8% to $3.03 compared to the prior-year diluted EPS.

Total sales for the quarter were $23.1 billion, compared to $20.9 billion in the prior-year quarter. Comparable sales for the quarter increased 0.6%, driven by strong spring execution as well as a 15.5% online sales growth and continued strength in appliances, home services and Pro sales.

“Strong spring execution and continued momentum in Pro, Appliances, Online, and Home Services supported a solid start to the year as we delivered our fourth consecutive quarter of positive comp sales,” said Marvin R. Ellison, Lowe’s chairman, president and CEO. “In spite of a challenging housing macro, we remain focused on advancing our Total Home strategy to provide the best experience for our customer. I’d also like to thank our associates for their dedication to serving our customers throughout the busy spring season.”

As of May 1, 2026, Lowe’s operated 1,759 stores, representing 196.0 million square feet of retail selling space.

Capital Allocation
The company remains committed to generating sustainable shareholder value through a disciplined focus on its capital allocation program. During the quarter, the company paid $674 million in dividends.

1 Adjusted diluted earnings per share is a non-GAAP financial measure. Refer to the “Non-GAAP Financial Measures Reconciliation” section of this release for additional information, as well as reconciliations between the company’s GAAP and non-GAAP financial results.

Lowe’s Business Outlook

The company is affirming its outlook for fiscal year 2026.

Full Year 2026 Outlook
•Total sales of $92.0 to 94.0 billion or an increase of approximately 7% to 9% compared to prior year
•Comparable sales expected to be flat to up 2% as compared to prior year
•Operating income as a percentage of sales (operating margin) of 11.2% to 11.4%
•Adjusted1 operating income as a percentage of sales (adjusted operating margin) of 11.6% to 11.8%
•Net interest expense of approximately $1.6 billion
•Effective income tax rate of approximately 24.5%
•Diluted earnings per share of approximately $11.75 to $12.25
•Adjusted1 diluted earnings per share of approximately $12.25 to $12.75
•Capital expenditures of up to $2.5 billion

A conference call to discuss first quarter 2026 operating results is scheduled for today, Wednesday, May 20, at 9 a.m. ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at ir.lowes.com and clicking on Lowe’s First Quarter 2026 Earnings Conference Call Webcast. Supplemental slides will be available prior to the start of the conference call. A replay of the call will be archived at ir.lowes.com.

Lowe’s Companies, Inc.

Lowe's Companies, Inc. (NYSE: LOW) is a FORTUNE® 100 home improvement company with total fiscal year 2025 sales of more than $86 billion. Lowe's employs approximately 300,000 associates and operates over 1,750 home improvement stores, 540 branches and 120 distribution centers. Based in Mooresville, N.C., Lowe's supports the communities it serves through programs focused on creating safe, affordable housing, improving community spaces, helping to develop the next generation of skilled trade experts and providing disaster relief to communities in need. For more information, visit Lowes.com.

1 Adjusted diluted earnings per share is a non-GAAP financial measure. Refer to the “Non-GAAP Financial Measures Reconciliation” section of this release for additional information, as well as reconciliations between the company’s GAAP and non-GAAP financial results.

Disclosure Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity”, “outlook”, “scenario”, “guidance”, and similar expressions are forward-looking statements. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives (including objectives related to environmental and social matters), business outlook, priorities, sales growth, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for products and services including customer acceptance of new offerings and initiatives, macroeconomic conditions and consumer spending, trade policy changes and additional tariffs, share repurchases, and Lowe’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. Such statements involve risks and uncertainties, and we can give no assurance that they will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as volatility and/or lack of liquidity from time to time in U.S. and world financial markets and the consequent reduced availability and/or higher cost of borrowing to Lowe’s and its customers, slower rates of growth in real disposable personal income that could affect the rate of growth in consumer spending, inflation and its impacts on discretionary spending and on our costs, shortages, and other disruptions in the labor supply, interest rate and currency fluctuations, home price appreciation or decreasing housing turnover, age of housing stock, the availability of consumer credit and of mortgage financing, trade policy changes or additional tariffs, outbreaks of pandemics, fluctuations in fuel and energy costs, inflation or deflation of commodity prices, natural disasters, geopolitical or armed conflicts, acts of both domestic and international terrorism, and other factors that can negatively affect our customers.

Investors and others should carefully consider the foregoing factors and other uncertainties, risks and potential events including, but not limited to, those described in “Item 1A - Risk Factors” in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or other subsequent filings with the SEC. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

LOW-IR

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Contacts:	Shareholder/Analyst Inquiries:	Media Inquiries:
	Shelly Hubbard	Steve Salazar
	704-775-3856	steve.j.salazar@lowes.com
shelly.hubbard@lowes.com

Lowe’s Companies, Inc.
Consolidated Statements of Current Earnings and Accumulated Deficit (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended
	May 1, 2026		May 2, 2025
Current Earnings	Amount	% Sales	Amount	% Sales
Net sales	$23,078	100.00	$20,930	100.00
Cost of sales	15,535	67.32	13,944	66.62
Gross margin	7,543	32.68	6,986	33.38
Expenses:
Selling, general and administrative	4,423	19.16	4,046	19.33
Depreciation and amortization	566	2.45	446	2.13
Operating income	2,554	11.07	2,494	11.92
Interest – net	399	1.73	337	1.61
Pre-tax earnings	2,155	9.34	2,157	10.31
Income tax provision	527	2.29	516	2.47
Net earnings	$1,628	7.05	$1,641	7.84

Weighted average common shares outstanding – basic	559		559
Basic earnings per common share (1)	$2.90		$2.93
Weighted average common shares outstanding – diluted	560		560
Diluted earnings per common share (1)	$2.90		$2.92
Cash dividends per share	$1.20		$1.15

Accumulated Deficit
Balance at beginning of period	$(10,839)		$(14,799)
Net earnings	1,628		1,641
Cash dividends declared	(673)		(645)
Share repurchases	—		(30)
Balance at end of period	$(9,884)		$(13,833)

(1)    Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $1,623 million for the three months ended May 1, 2026, and $1,636 million for the three months ended May 2, 2025.

Lowe’s Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended
	May 1, 2026		May 2, 2025
	Amount	% Sales	Amount	% Sales
Net earnings	$1,628	7.05	$1,641	7.84
Cash flow hedges – net of tax	(3)	(0.01)	(3)	(0.01)
Other	(2)	(0.01)	—	—
Other comprehensive loss	(5)	(0.02)	(3)	(0.01)
Comprehensive income	$1,623	7.03	$1,638	7.83

Lowe’s Companies, Inc.
Consolidated Balance Sheets (Unaudited)
In Millions, Except Par Value Data

	May 1, 2026	May 2, 2025
Assets
Current assets:
Cash and cash equivalents	$786	$3,054
Short-term investments	458	368
Receivables - net	1,151	96
Merchandise inventory - net	18,447	18,335
Other current assets	1,320	822
Total current assets	22,162	22,675
Property, less accumulated depreciation	18,254	17,636
Operating lease right-of-use assets	4,182	3,799
Long-term investments	247	300
Deferred income taxes - net	—	118
Goodwill	3,945	311
Intangible assets - net	5,807	274
Other assets	344	259
Total assets	$54,941	$45,372

Liabilities and shareholders' deficit
Current liabilities:
Short-term borrowings	$380	$—
Current maturities of long-term debt	810	4,183
Current operating lease liabilities	662	562
Accounts payable	11,975	11,235
Accrued compensation and employee benefits	972	853
Deferred revenue	1,629	1,500
Other current liabilities	3,846	4,055
Total current liabilities	20,274	22,388
Long-term debt, excluding current maturities	36,751	30,541
Noncurrent operating lease liabilities	3,937	3,669
Deferred income taxes - net	1,239	—
Deferred revenue - Lowe's protection plans	1,248	1,266
Other liabilities	762	762
Total liabilities	64,211	58,626

Shareholders' deficit:
Preferred stock, $5 par value: Authorized - 5.0 million shares; Issued and outstanding - none	—	—
Common stock, $0.50 par value: Authorized - 5.6 billion shares; Issued and outstanding - 561 million and 560 million, respectively	280	280
Capital in excess of par value	68	13
Accumulated deficit	(9,884)	(13,833)
Accumulated other comprehensive income	266	286
Total shareholders' deficit	(9,270)	(13,254)
Total liabilities and shareholders' deficit	$54,941	$45,372

Lowe’s Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Three Months Ended
	May 1, 2026	May 2, 2025
Cash flows from operating activities:
Net earnings	$1,628	$1,641
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	644	507
Noncash lease expense	169	131
Deferred income taxes	203	126
Loss on property and other assets - net	4	20
Share-based payment expense	65	58
Changes in operating assets and liabilities:
Accounts receivable	(63)	(3)
Merchandise inventory – net	(1,145)	(926)
Other operating assets	(125)	(103)
Accounts payable	2,212	1,945
Other operating liabilities	(242)	(17)
Net cash provided by operating activities	3,350	3,379

Cash flows from investing activities:
Purchases of investments	(337)	(391)
Proceeds from sale/maturity of investments	319	375
Capital expenditures	(521)	(518)
Proceeds from sale of property and other long-term assets	6	2
Other – net	32	(1)
Net cash used in investing activities	(501)	(533)

Cash flows from financing activities:
Net change in commercial paper	378	—
Repayment of debt	(2,376)	(778)
Proceeds from issuance of common stock under share-based payment plans	2	2
Cash dividend payments	(674)	(645)
Repurchases of common stock	(363)	(112)
Other – net	(12)	(20)
Net cash used in financing activities	(3,045)	(1,553)

Net (decrease)/increase in cash and cash equivalents	(196)	1,293
Cash and cash equivalents, beginning of period	982	1,761
Cash and cash equivalents, end of period	$786	$3,054

Lowe’s Companies, Inc.
Non-GAAP Financial Measure Reconciliation (Unaudited)

To provide additional transparency, the Company has presented the non-GAAP financial measure of adjusted diluted earnings per share for the three months ended May 1, 2026. This measure excludes the impact of a certain item, further described below, to assist analysts and investors in understanding operational performance for the first quarter of fiscal 2026.
Fiscal 2026 Impacts
During fiscal 2026, the Company recognized financial impacts from the following:

•In the first quarter of fiscal 2026, the Company recognized pre-tax expenses of $96 million consisting of intangible asset amortization related to the acquisitions of Artisan Design Group and Foundation Building Materials (Acquisition of businesses).
In addition, the Company has presented full year fiscal 2026 guidance of the non-GAAP financial measures adjusted operating margin and adjusted diluted earnings per share, which exclude the impact of intangible asset amortization, and related tax effects if applicable, related to the acquisitions of Artisan Design Group and Foundation Building Materials. When evaluated with our GAAP results, we believe these non-GAAP measures provide investors with meaningful measures of comparable performance.

Adjusted operating margin and adjusted diluted earnings per share should not be considered an alternative to, or more meaningful indicator of, the Company’s operating margin or diluted earnings per share as prepared in accordance with GAAP.
The Company’s methods of determining non-GAAP financial measures may differ from the method used by other companies and may not be comparable.

A reconciliation between the Company’s GAAP and non-GAAP financial results is shown below and available on the Company’s website at ir.lowes.com.

	Three Months Ended
	May 1, 2026
Adjusted Diluted Earnings Per Share	Pre-Tax Earnings	Tax [1]	Net Earnings
Diluted Earnings Per Share, As Reported			$2.90
Acquisition of businesses	0.17	(0.04)	0.13
Adjusted Diluted Earnings Per Share			$3.03
1 Represents the corresponding tax benefit or expense specifically related to the item excluded from adjusted diluted earnings per share.

Our adjusted operating margin and adjusted diluted earnings per share guidance for fiscal 2026 excludes an expected 40 basis point and $0.50 after tax impact, respectively, from intangible asset amortization.